Exhibit 5.5

Law Offices

Gess Gess & Wallace

A Professional Corporation

Richard B. Gess*	2 Hudson Place, 5th Floor
Eric A. Gess*	Hoboken, NJ 07030
Jeremy Wallace	(201) 610-1340

Email: rich@gesslaw.com

* Admitted in NY & NJ

September 2, 2021

Berry Global, Inc.

101 Oakley Street

Evansville, Indiana 47710

Re: Registration Statement on Form S-4 filed by Berry Global Group, Inc.

Ladies and Gentlemen:

We have served as special counsel to Berry Global, Inc., a Delaware corporation (“BGI”) and BPRex Specialty Products Puerto Rico, Inc. (“BPR”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by BGI, Berry Global Group, Inc. (“Berry”) and the subsidiary guarantors listed on the Table of Additional Registrant Guarantors thereto (such subsidiaries, together with Berry, being sometimes collectively referred to herein as the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by BGI (the “Exchange Offer”) to exchange an aggregate principal amount of up to $800,000,000 of BGI’s new 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Exchange Notes”) for an equal amount of BGI’s outstanding unregistered 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Outstanding Notes”) issued and outstanding under the indenture dated as of January 15, 2021 (the “2024 Indenture”), between BGI, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), an aggregate principal amount of up to $1,525,000,000 of BGI’s new 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Exchange Notes”) for an equal amount of unregistered 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Outstanding Notes”) issued and outstanding under the Indenture dated as of December 22, 2020 (the “2026 Base Indenture”), among BGI, the Guarantors and Trustee, as supplemented by that certain First Supplemental Indenture dated March 4, 2021 (the “2026 Supplemental Indenture” and together with the 2026 Base Indenture, the “2026 Indenture”), and an aggregate principal amount of up to $400,000,000 of BGI’s new 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Exchange Notes” and together with the 2024 Exchange Notes and the 2026 Exchange Notes, collectively, the “Exchange Notes”), , for an equal amount of BGI’s unregistered 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Outstanding Notes” and together with the 2024 Outstanding Notes and the 2026 Outstanding Notes, collectively, the “Outstanding Notes”) issued and outstanding under the indenture dated as of June 14, 2021 (the “2027 Indenture”), between BGI, the Guarantors and the Trustee (the 2024 Indenture and the 2026 Indenture together with the 2027 Indenture being herein referred to as the “Indentures”), pursuant to which the Outstanding Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on a first priority senior secured basis, by each of BGI’s existing and future direct or indirect subsidiaries that guarantees the senior secured credit facilities and the existing first and second priority senior secured notes. Payment of the Outstanding Notes and Exchange Notes is to be guaranteed by each of the Guarantors pursuant to guarantees (collectively, the “Guarantees”) contained in the Indentures.

Berry Global, Inc.

September 2, 2021

All capitalized terms which are defined in the Indentures shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	the Registration Statement (including all exhibits thereto);

(2)	executed copies of the Indentures;

(3)	executed copies of the Outstanding Notes;

(4)	the form of the Exchange Notes;

(5)	A photocopy of the following Certificate of Incorporation and Amendments:

a)	Certificate of Incorporation of Dougherty Brothers Company of Puerto Rico, Inc. filed February 23, 1984

b)	Amendment changing name from Dougherty Brothers Company of Puerto Rico, Inc. to Owens Illinois Specialty products Puerto Rico, Inc. filed September 23, 1988

c)	Amendment changing name from Owens Illinois Specialty products Puerto Rico, Inc. to Rexam Specialty Products Puerto Rico Inc. filed July 20, 2007

d)	Amendment changing name from Rexam Specialty Products Puerto Rico Inc. to BPRex Specialty Products Puerto Rico Inc. filed June 13, 2014

(6)	Bylaws of BPR (the “BPR Bylaws” and together with the Certificate of Incorporation and Amendments referenced above, hereinafter “BPR Organizational Documents”);

(7)	A certificate of good standing for BPR dated August 17, 2021; and

(8)	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of BGI, Berry and BPR, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

Berry Global, Inc.

September 2, 2021

The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.” The documents referenced as items (1) through (7) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate, limited liability company and limited partnership records, agreements and instruments of BGI, Berry and BPR, certificates of public officials and officers or other appropriate representatives of BGI, Berry and BPR, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of BGI, Berry and BPR.

In connection herewith, we have assumed that, other than with respect to BGI, Berry and BPR, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We have further assumed, with your permission, that (i) each of the Subsidiary Guarantors other than BPR (each, an “Other Guarantor,” and collectively, the “Other Guarantors”) has been duly organized and is validly existing in good standing under the laws of its state of organization, (ii) the execution and delivery by each such Other Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its organizational power and have been duly authorized by all necessary action (corporate or other) on its part, (iii) each of the Transaction Documents to which any Other Guarantor is a party has been duly executed and delivered by each such Other Guarantor and (iv) the execution and delivery by each Other Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder do not result in any violation by it of the provisions of its organizational documents.

Berry Global, Inc.

September 2, 2021

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.       BPR is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2.       BPR has the all necessary corporate power and authority to guarantee the Exchange Notes pursuant to the Indentures and the Guarantees.

3.       The execution and delivery by BPR of the Indentures have been duly authorized by all necessary corporate action on the part of BPR.

4.       The Indentures have been duly executed and delivered by BPR.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)       Our opinions set forth herein reflect only the application of the applicable law of the State of New Jersey law. For such purpose the term “applicable law” means the New Jersey Business Corporation Act- Title 14A et seq. (“NJSA 14A”) (as hereinafter defined), NJSA 14A, and those laws, rules and regulations of the State of New Jersey that a New Jersey lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to transactions of the type contemplated by the Indentures and the Guarantees and to guarantors generally, without our having made any special investigation as to the applicability of any specific law, rule or regulation other than NJSA 14A. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions, or any other laws of such states.

(b)       We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Gess Gess & Wallace. P.C.

4